Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-140652 on Form S-8 and in Registration Statement No. 333-162933 on Form S-3 of our reports dated February 24, 2011 relating to the consolidated financial statements of National CineMedia, Inc. and subsidiary and the financial statements of National CineMedia, LLC and our report dated February 24, 2011 on the effectiveness of National CineMedia, Inc. and subsidiary’s internal control over financial reporting appearing in the Annual Report on Form 10-K, of National CineMedia, Inc. for the year ended December 30, 2010.

/s/ Deloitte & Touche LLP

Denver, Colorado

February 24, 2011